INTERNATIONAL ASSETS HOLDING CORPORATION


                         SUBSIDIARIES OF THE REGISTRANT


    Name                                               Place of Incorporation

    International Assets Advisory Corp.                     Florida
    International Asset Management Corp.                    Florida
    Global Assets Advisors, Inc.                            Florida
    International Financial Products, Inc.                  Florida
    INTLTRADER.COM, INC.                                    Florida
    Offshoretrader.com Ltd.                                 Bermuda